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                                                                    Exhibit 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 3, 1996 on our audit of the consolidated financial statements of Newbridge Networks Corporation that appear in the Annual Report of Newbridge Networks Corporation on Form 10-K for the fiscal year ended April 30, 1996, which Annual Report is incorporated by reference and made a part of the Registration Statement, and of our report dated June 3, 1996 on the related financial statement schedule appearing in such Annual Report, and the reference to us under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

Deloitte & Touche
Chartered Accountants

July 2, 1997
Ottawa, Canada